Exhibit 99.1

FINAL TRANSCRIPT

KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Event Date/Time: Jul. 26. 2011 / 12:30PM GMT

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Todd Wyatt

Kinetic Concepts, Inc. - Vice President, Investor Relations

Cathy Burzik

Kinetic Concepts Inc - President and CEO

Marty Landon

Kinetic Concepts Inc - CFO

Mike Genau

Kinetic Concepts Inc - Global President, Wound Therapy

Lisa Colleran

Kinetic Concepts Inc - Global President, LifeCell

CONFERENCE CALL PARTICIPANTS

Tao Levy

Collins Stewart Hawkpoint - Analyst

Lennox Ketner

Bank of America - Analyst

Chris Cooley

Stevens Capital - Analyst

PRESENTATION

Operator

Good morning. My name is Kristi and I will be your conference operator today.

At this time I would like to welcome everyone to the KCI second quarter earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.

(Operator Instructions)

Thank you. I will now turn the conference over to Todd Wyatt, Vice President of Investor Relations.

Todd Wyatt - Kinetic Concepts, Inc. - Vice President, Investor Relations

Thank you, and welcome to the KCI second quarter 2011 earnings conference call. Today we will review the results that were announced in our press release earlier this morning.

Today’s webcast and conference call will include prepared remarks by Cathy Burzik, our President and Chief Executive Officer, and Marty Landon, our Chief Financial Officer. We are also joined by other selected members of our senior leadership team. If you have not received a copy of KCI’s earnings release, it is currently available on our corporate website at www.kci1.com. A replay ofthiswebcast will be made available on our website shortly after the conclusion of the call.

Our conference call this morning will include forward-looking statements about our business, including guidance on future plans, revenues and earnings. These statements are based on current expectations and are subject to a number of risks and uncertainties which could cause actual results to differ from our expectations. More information about potential risk factors may be found in our filings with the SEC.

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Also, quarterly results discussed on this call may reflect various GAAP and non-GAAP financial measures. A reconciliation between the two is contained in our earnings release issued this morning. We have set aside approximately 45 minutes for the duration of the call, including prepared remarks and Q&A. After our prepared remarks we will open the line for the Q&A session.

I will now turn the call over to Cathy Burzik, President and Chief Executive Officer of Kinetic Concepts. Cathy?

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Thank you, Todd, and good morning everyone. We appreciate your joining us to discuss our second quarter 2011 results. On today’s call I will make some comments about our recently announced leveraged buyout transaction, and review highlights of the second quarter and the performance of our three businesses, including an update on our new product introductions and geographic expansion. Marty Landon well then review our quarterly financial results, and we will conclude with a question-and-answer session.

On July 13, we announced that a consortium led by London-based Apax partners, together with The Canadian Pension Plan Investment Board and The Public Sector Pension Investment Board of Canada, has offered to take KCI private at $68.50 a share. Their interest in KCI represents an endorsement of our market leadership, our differentiated products and the services and consistently strong performance. As provided for in the merger agreement, we are actively soliciting offers now from other potential buyers during a 40-day Go-Shop window that expires August 21. If a superior bid does not emerge and our proxy is not reviewed by the SEC, we will then conduct our shareholders’ meeting in the late September time-frame.

Leading up to this meeting, we would be taking the required steps to broadly syndicate the debt associated with this acquisition although the debt financing for the transaction is fully committed by Morgan Stanley, Bank of America Merrill Lynch, and Credit Suisse First Boston. The transaction is also subject to certain regulatory approval.

If approved by the shareholders, we expect the transaction to close in the fourth quarter. Receipt of a superior bid or an extended review by regulatory agencies may lengthen this timing, although any time extension is uncertain at this point. As you can appreciate, I am not going to be able to provide any further detail at this time or during the Q&A session following our prepared remarks. Additional details will be included in our preliminary proxy that will be filed with the SEC no later than August 2, 2011.

Turning now to our second quarter results. Revenues totaled $520 million, or a growth of 4%, on a reported basis and 1% on a constant currency basis, driven by LifeCell revenue growth and favorable currency exchange rates. Diluted earnings per share in the second quarter posted a robust 45% increase on a reported GAAP basis and a 22% gain on an adjusted non-GAAP basis. These results were driven by both operating and financial leverage during the quarter, including a full quarter of relief from the Wake Forest royalties. Our free cash flow was strong again in the quarter, and was $162 million in the first half of 2011 versus $99 million for the same period last year.

I will now review some of the key events and operating highlights since our last call. We reported two encouraging developments in our AHS business in Europe during the quarter. The first was the award of 3 out of 4 regional contracts to provide our V.A.C. therapy systems to the German home-care market. This is the maximum allowed by law. We anticipate that once the study is completed, that NPWT will receive reimbursement in the homecare setting, and Germany likely in the 2014 timeframe. The second was our announcement that V.A.C. Via was placed on the UK drug tariff tender list. We have the first negative-pressure wound therapy product approved for reimbursement in the post-acute market in the UK.

Turning to our emerging V.A.C. business in Japan, we are pleased about the progress we’re making there and we remain on-track to deliver greater than $25 million of revenue in 2011. And we continue to be excited about the growth in our LifeCell business, as this quarter we once again delivered double-digit revenue dollar growth, which has occurred for this business an impressive 22 out of the last 23 quarters. Our LifeCell business is also quickly approaching $100 million in quarterly revenue.

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Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Two other key advances in the business this quarter are the pilot launch of AlloDerm Ready-To-Use products. It has been very successful, and the uptake so far surpasses our expectations. And our SPY Elite tissue perfusion system continues to be received with great enthusiasm by our surgeon customers.

In TSS, we are making progress towards having a stable business in the second half of 2011 as the year-over-year contraction we have been experiencing narrowed further in Q2.

Let me turn now to a review of our second quarter performance by business segment, and I will state all revenue growth rates in terms of constant currency figures. In our AHS business, global revenues were essentially comparable to the prior-year quarter. AHS revenue in the Americas was stable year-over-year. Timing related to anticipated capital sales, together with continued softness in procedure volumes in US hospitals and softness in patients’ business to doctor offices, negatively impacted our performance in the quarter. That said, our base V.A.C. business remains very resilient, serving an increased number of wounds offset by modest price decreases and reduced average length of therapy.

Moving into the EMEA region, our revenue for EMEA AHS continued to be impacted by economic austerity measures, declining 8% versus the prior-year quarter. I am very pleased with the early success we are seeing with V.A.C. Via, particularly in Germany and in the UK. Also, importantly, we obtained our first government reimbursement for V.A.C. Via in the UK by way of the drug tariff tender list which begins August 1 of this year.

Turning to our APAC region, AHS revenues increased 54% versus the prior-year period. This was driven primarily by our Japan business, which continues to track toward exceeding $25 million in revenues this year.

Now, regarding our new AHS products, and starting with V.A.C. Via, in addition to the very strong uptake in Europe, in the US we are making good progress through new product committees. Once through the evaluation phase, wherein V.A.C. Via is approved by the hospital, we are seeing increased usage in Via which allows patients to be discharged earlier from costly hospital stays. We ended the second quarter with our first $1 million-plus month for V.A.C. Via, and we are encouraged about growth prospects for this product.

Our Negative Pressure Surgical Management, NPSM product group, which includes the new products ABThera and Prevena, is also showing good progress and is now on a $30 million run rate. ABThera in particular is gaining traction as we move into the third quarter, and we believe that an upcoming presentation of the AbTac study data at the World Congress on the Abdominal Compartment Syndrome in August could provide an additional boost to ABThera’s adoption. Recall that the AbTac study is a major multicenter prospective trial studying our ABThera product versus the conventional Barker techniques for critically ill open-abdomen patients.

Finally, let me speak about GRAFTJACKET, which is manufactured by LifeCell for our AHS division. GRAFTJACKET is an acellular human dermal-based tissue maker for hard-to-wounds such as diabetic foot ulcers. And I am pleased to report that in late May we made GRAFTJACKET available throughout our AHS sales force. Starting on July 1 our sales force became the exclusive provider of this product to the wound market.

Turning now to LifeCell, revenues grew 15% this quarter. Strattice revenues continue to grow nicely and now represent approximately 46% of LifeCell’s revenue. In the Americas, LifeCell’s revenue grossed 13% compared to the prior-year quarter, driven by the 16% growth in our direct business which includes both core applications, breast reconstruction and challenging hernia repair, as well as a new products including breast plastic surgery and SPY Elite.

Now, regarding the warning letter we received this quarter, the FDA highlighted concerns about 3 clinical studies and some corresponding promotional activity. The FDA’s concerns were not about the product’s safety or efficacy. Rather, the letter relates to whether an investigation device exemption, IDE, should have been obtained prior to initiating the identified study. Strattice Reconstructive Tissue Matrix is a clinically effective product for soft tissue repair and reinforcement. While we cannot predict the timing of a resolution, we are encouraged by the open dialogue we have had with the FDA.

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Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

On the reimbursement front, we did recently receive word of a preliminary CMS HCPCS code for Strattice that will go into effect January 1 of 2012. Additionally, we received regulatory approval in Canada for Strattice during the quarter that will complement our AlloDerm product which has been on the market in Canada for over a year.

In Europe, LifeCell revenues rose 76% year-over-year with strong growth in Germany and the UK, and increasing traffic in southern Europe. Overall, we are making solid progress with Stattice in Europe and expect our steady ramp to continue over the rest of 2011.

Regarding new LifeCell products, the pilot launch of AlloDerm Ready-To-Use, RTU, is underway in targeted accounts and the initial response is exceeding our expectations. In fact, we are significantly accelerating the pilot launch given the favorable customer demand. The full launch of AlloDerm RTU remains targeted for January 2012.

And finally, our SPY Elite tissue perfusion assessment system is ramping nicely. We are seeing significant increases in systems placed in hospitals for evaluation, and although it is taking some time to get the SPY Elite system to through value analysis committees, the conversion to revenue generating accounts at the conclusion of these evaluations is exceeding our expectations.

And turning to our TSS business, revenues declined 6% in the quarter. Importantly, as anticipated, we are on track to stabilize the business in the second half of 2011. In EMEA, the TSS business contracted only slightly, 1% in Q2, versus the prior-year quarter as the rental of business began to show improvement driven by selected new product commercialization efforts. In the US, the market remains competitive, particularly on the rental side. However, we saw improvement in capital sales.

The launch of our innovative SkinIQ Microclimate Manager late last year is showing progress, and the compelling clinical results are being well received. As a reminder, SkinIQ is a proprietary therapeutic surface approach for the prevention and management of pressure ulcers. We are now through more than 100 new product committee reviews with nearly 100 accounts ordering the product. Also, the first product from our acquisition of TechniMotion Medical is currently under evaluation through customer preference trials and remains on track to launch in the second half of 2011.

And in closing, we do not expect our pending change of ownership to affect KCI’s business strategy. We will continue to be focused on innovation, the change to clinical practice of medicine for customers and improve outcomes for patients, on globalizing our business, and on meaningful diversification. And, importantly, on maintaining the sound business fundamentals that have made KCI an exceptional company for patients, for caregivers, for employees, and for shareholders. These have been KCI’s hallmark qualities for 35 years, and will continue to be well into the future.

And with that, I will now turn the call over to Marty Landon to review our financial performance for the quarter. Marty?

Marty Landon - Kinetic Concepts Inc - CFO

Thanks, Cathy, and good morning everyone. As Cathy said, revenue for the second quarter of 2011 totalled $520 million, was up 4% as reported and up 1% on a constant currency basis. Net earnings for the second quarter of 2011 were $81.4 million, an increase of 52% from the same period one year ago.

Second quarter 2011 net earnings per diluted share on a GAAP basis increased 45% to $1.09 from the $0.75 per share we reported for the same quarter last year. This second quarter earnings growth reflects higher revenue, improved mix, lower royalty expense and additional financial leverage compared to the prior year’s quarter. On an adjusted non-GAAP basis, earnings per share of $1.23 for the second quarter rose 22% from $1.01 per share reported for the same period of 2010. For your convenience, we have provided a reconciliation of GAAP to adjusted non-GAAP earnings per diluted share in today’s release.

Breaking down our top line by business unit, our AHS business segment reported second-quarter revenue of $358 million, representing growth of 3% from the prior-year period on a reported basis and essentially flat on a constant currency basis.

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Overall global volumes, inclusive of our new products, rose 1%, which was offset by lower average pricing. Sequentially, worldwide AHS revenue increased 5%, reflecting our normal patterns of seasonality from the first to the second quarter. LifeCell revenues of $96.3 million grew 15% over last year’s second quarter on both a reported and constant currency basis. This performance is in line with our expectations for mid-teens growth for LifeCell in the year.

As Cathy stated, in the Americas, our direct sales channel grew 16% in the quarter, which was partially offset by a contraction in our partners’ business. Second quarter TSS revenues of $65.5 million declined 1% on a reported basis and 6% on a constant currency basis, a slight improvement from the 8% contraction we experienced in the first quarter. As expected, TSS revenue was down 3% on a sequential basis from the first quarter as the flu season abated from its seasonal peak. We continue to expect the TSS business to grow in the second half of 2011, and achieve stable performance driven by new products, including SkinIQ.

Consolidated gross profit in the quarter was $313.1 million, representing a gross margin of 60.2%, a 400-basis-point improvement from the 56.2% gross margin we reported in the prior-year period. This increase was largely driven by lower royalty expense related to our previous licensing agreement with Wake Forest University, and higher gross margins associated with our LifeCell business. In the second quarter of 2010, royalty expense related to Wake Forest patents was $23 million before income taxes, or approximately $0.20 per diluted share.

SG&A expenses for the second quarter of $152.2 million increased 3% from last year. The SG&A increase resulted from a combination of foreign currency exchange movements, increased selling costs associated with our LifeCell division and higher marketing costs associated with new product launches and geographic expansion, partially offset by lower litigation costs and prior-year charges associated with the TSS portfolio rationalization and our global business transformation. Research and development expense increased 8% to $23.4 million as our Center for Advanced Research and Technology started to hit full stride, and we initiated a number of plan development programs, particularly in our LifeCell business. Our ratio of R&D expense to revenue was 4.5% in the second quarter versus 4.4% in the prior-year period, and we expect R&D to track towards the planned 5% of revenue for the fiscal year.

Second quarter operating profit reached $128.6 million for an increase of 27% versus $101.4 million in the year-ago period, resulting in an operating profit margin of 24.7%, which compared favorably against the margin of 20.4% in the same period last year. Below the operating line, as a result of our de-leveraging and favorable credit market, interest expense declined 22.9% to $17.2 million compared to $22.3 million in the second quarter of last year.

Over the past 12 months we have made debt payments totaling $111 million while at same time, our overall interest rate has also declined. Compared to June 30, 2010, our total debt is down 6% year-over-year.

Second quarter effective tax rate of 27% compares favorably to the 30% we recorded in the prior-year period. The lower effective tax rate relative to last year was a function of higher percentage of taxable income being generated in lower-tax foreign jurisdictions.

In the second quarter our balance sheet continued to strengthen, led by an incremental $56 million added to our cash balance. At the end of the second quarter, our cash balance was $498 million.

Operating cash flow less net capital expenditures was $39.3 million for the three months ended June 2011 versus $34.5 million in last year's second quarter, representing a 14% increase period-over-period. For the first half of 2011, operating cash flow less net capital expenditures was $162.5 million compared to $99 million in the prior-year period. This 64% increase in the first half of the year resulted from higher net earnings, due mainly to lower NPWT royalty expenses, and improvements in working capital, particularly reduced inventory levels in our LifeCell business. This operating cash flow increase was partially offset by an increase in capital expenditures related to our global business transformation initiatives and the building of a new corporate headquarters building here in San Antonio.

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

We made scheduled debt payments on our term-A bank facility totaling $6.9 million in the second quarter, as required under the credit facility. At the end of the second quarter our total debt, on an economic or debt-instrument basis, was up $1.23 billion, or approximately 1.8 times our LTM EBITDA of $671 million.

Finally, in today’s release, we are reaffirming our full-year 2011 financial guidance. And, with that, I will now open the call to questions. Again, just a reminder that we are not at liberty to provide additional details beyond what has previously been disclosed regarding the merger agreement with the Apax consortium, potential debt syndication or the status of the Go-Shop. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Your first question comes from the line of Tao Levy of Collins Stewart.

Tao Levy - Collins Stewart Hawkpoint - Analyst

Good morning guys.

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Hi, Tao.

Tao Levy - Collins Stewart Hawkpoint - Analyst

Hello. So a couple quick questions on my end, just looking at the US AHS business, do you see much sort of cannibalization from the Via versus your regular V.A.C. product?

Cathy Burzik - Kinetic Concepts Inc - President and CEO

I will let Mike might comment on that in a minute, Tao, but I am encouraged very much by the utilization of Via, particularly in transition patients, you know, where quite often in the past — we haven’t talked about this too much, but quite often in the past, the V.A.C. is taken off from the person, InfoV.A.C., and then an ActiV.A.C. is put on in the home. That obviously is an interruption of care which is not good for the patient. Mike, do you want to comment a little more on that?

Mike Genau - Kinetic Concepts Inc - Global President, Wound Therapy

Yes, Tao, it’s something that as we look at transitions, also treating more wounds that are low-exudating, so split-thickness skin grafts and more diabetic foot kinds of wounds, we are seeing definitely an improvement in the quality of care. These patients are ambulating sooner, quality of life is resumed as they go home, and in fact in many cases now even in the emergency room, we’re preventing patients from being admitted. So I wouldn’t say there is much cannibalizing at this time. I think what we are finding is, clinicians are finding new ways to treat patients at a far lower cost, which is helping the system overall.

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Tao Levy - Collins Stewart Hawkpoint - Analyst

So when you look at the overall total revenues generated from AHS in the US, obviously rental was down, sales were higher, do you expect the sales part to eventually offset some of the declines that you are seeing in the rental part of the business? That’s kind of what I was trying to get at with the first part.

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Let’s tease it apart little bit more. As we’ve talked about, Tao, over time, we are obviously here in a new phase of KCI, where we have more products for sale that we’ve ever had before, between the Via and the Prevena that we have in the marketplace, and the GRAFTJACKET. So, you are going to see that kind of switch, definitely, over time. I will say that if you look at the acute versus post-acute, the acute business, I think, was pretty strong in the quarter, it would’ve been stronger even but we had some capital timing issues. I think as you’ve heard people reporting now, with the volume of procedures, surgical procedures in particular, down in the hospitals over this past quarter, I think we have done a very good job in the penetration of our new products, in what I would say is a pretty tough environment in the hospital state.

We certainly have in the post acute, I think that’s affected to some extent by lower numbers of physician office visits where we start to see some people once again kind of defer treatment. So you see the impact of that in the post-acute area. And then obviously, we obviously don’t have those many new products in the post-acute. Like, we just launched GRAFTJACKET this quarter, right?

Mike Genau - Kinetic Concepts Inc - Global President, Wound Therapy

July 1 we launched it.

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Yes, so we don't have all those sales products in the post-acute.

Mike Genau - Kinetic Concepts Inc - Global President, Wound Therapy

I’d say, just add a comment, that part of our strategy, the business model mix of rental and single patient use is exactly where we are trying to take the market when you look at the combination of products between Via, between Prevena, and soon we’ll have with in combination with our rental business. So, what we are trying to do is accommodate patients and accommodate customers based on their needs. I would say to you that our business model mix shift is what you’re seeing and we fully anticipate to see more activity with single-patient use, or capital sale in combination with our rental business.

Tao Levy - Collins Stewart Hawkpoint - Analyst

Got you. Can I ask a question on the LifeCell business? The US business slowed down a little bit, and I think you’d mentioned that was a — might mainly be due to the partner sales as you transition to GRAFTJACKET? Is that correct or was there also just general softness in the general surgery market?

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Lisa, would you like to comment on that?

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Lisa Colleran - Kinetic Concepts Inc - Global President, LifeCell

Yes, thank you Cathy. First of all I would kind of like to reiterate that our direct business, our sales force that sells directly into the surgical space, had a 16% growth rate, and that includes our core applications, breast reconstructions and challenging hernia repair, as well as our new products and new applications like BPS and our SPY Elite. The difference between that and the overall Americas’ growth is really two things. One is our partner business and the second thing is the smaller product lines that we do not focus on. And those growth rates have slowed. Now we have seen, for maybe the first time we have ever reported, a slowdown in procedures, in our call points, which is really kind of something we didn’t quite expect because we do tend to have the more high-acuity patient population treated, but we do believe that even those procedures have slowed down in this quarter. So that’s the kind of combination of things that are driving the downside.

Tao Levy - Collins Stewart Hawkpoint - Analyst

Great. Thank you. One last one, Marty, in the past, and I don’t think you’ve mentioned it maybe in the last several quarters, but you had indicated that you would be looking to be, or the Company to be, in a position, a net cash position, sort of, by 2012 or in the 2012 timeframe. Is that still your general expectations? Obviously barring acquisitions, etc?

Marty Landon - Kinetic Concepts Inc - CFO

You know, barring acquisitions, you’re going to be close to it, Tao. I think that if you look at what we are generating in cash — I would tell you that with the new credit agreement, the requirement to pay down debt is a little bit lessened, and we are investing in a few areas, but we will be moving in that direction, certainly.

Tao Levy - Collins Stewart Hawkpoint - Analyst

Great, thank you very much. And good luck with the rest of the process.

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Thank you Tao.

Operator

Your next question comes from the line of Mike Weinstein of JPMorgan.

Unidentified Participant - JPMorgan - Analyst

Hello, this is Ross on for Mike. Can you hear me okay?

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Yes.

Unidentified Participant - JPMorgan - Analyst

Can you talk a little bit about your pipeline within LifeCell? I know you mentioned a few programs that are in development there.

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Yes, I think Lisa will be able to do that. I’d just like to highlight in particular and compliment the LifeCell team, particularly on the launch of the AlloDerm Ready-To-Use, which is a great product. Lisa, maybe you want to talk about some of the other ones you have pipeline?

Lisa Colleran - Kinetic Concepts Inc - Global President, LifeCell

Sure. I would like to reiterate Cathy’s comment on our AlloDerm Ready-To-Use product. That’s been in the works for several years, and we very carefully focused on our processing techniques in order to be able to make that product both ready-to-use, versus freeze-dried, as well as a sterile product, and still have the performance characteristic of a truly regenerative tissue matrix. So, we had planned on rolling that out in a pilot phase, very sort of awfully small pilot, but the market demand has just been so high we have accelerated that very significantly and plan a very successful launch starting at the beginning of next year, which is a great add to our portfolio. The other things that we are focused on in the most short-term, of course, as you well know, is our SPY Elite system. We launched the second version of the SPY system, SPY Elite, in the second half of this year and are seeing huge success associated with that. As we do look forward in our portfolio, we have several new products that are focused both on the challenging hernia arena and advancing our portfolio there as well as in the breast reconstruction, and then a couple of new products that are sort of above and beyond the traditional regenerative tissue matrix portfolio.

Unidentified Participant - JPMorgan - Analyst

Thanks. And then, on the V.A.C. business, is there any change in your view on the competitive landscape post-last-year’s ruling? Are you seeing any new competition in the US?

Mike Genau - Kinetic Concepts Inc - Global President, Wound Therapy

We are seeing competition across the globe. We think competition makes us better, and so as the market place looks far value, they keep coming back to V.A.C. Therapy due to our outcomes. You know, we’ve seen a lot of free-trialing going on, I think we’ve commented on this in prior calls, and that free-trialing, while it doesn’t appear to be slowing down, has given us an opportunity to reposition the overall value that we bring tied around 360 degrees of healing. So when you’re looking at how our competition is trying to make inroads, we see a lot of focus on price but when it comes down to service and overall expectations from customers, V.A.C. therapy still seems to come out on top far more often.

Unidentified Participant - JPMorgan - Analyst

Thank you.

Cathy Burzik - Kinetic Concepts Inc - President and CEO

You are welcome.

Operator

Your next question comes from the line of Lennox Ketner of Bank of America.

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Lennox Ketner - Bank of America - Analyst

Good morning. Thank you for taking my questions. The first, just one quick one for Lisa, you had mentioned that you are seeing a little bit of a slowdown in procedures that’s having a slight impact on the LifeCell growth. Do you have any sense as to whether that slowdown is more on the hernia side or the breast reconstruction side or if it is affecting both?

Lisa Colleran - Kinetic Concepts Inc - Global President, LifeCell

We believe, and again it is a little hard to report quarterly specific numbers, but we do believe that it is affecting both, the breast reconstruction and the challenging hernia repair businesses, so both, I’d say equally. And a lot of it’s just what we hear back from our surgeon customers and our field-based folks who say that they just don’t have as many surgeries occurring as we have seen in the past.

Lennox Ketner - Bank of America - Analyst

Okay, thanks. And then on the V.A.C. business, two questions. First, I know you talked about the reimbursement that you got in the UK for homecare and the fact that you could potentially get a homecare reimbursement in Germany. I guess I am just wondering, when we think about the market opportunity there, given the fact that in the US, the homecare market makes up 50% to 60% of your back revenues. Over time, would you expect something similar in Europe with more than 50% of the market in the home environment, or is there anything structurally different there that would make the market look different?

Cathy Burzik - Kinetic Concepts Inc - President and CEO

I think I can comment most on the German business because we have been anticipating this German homecare in fits and starts for the last several years, and it’s really good that we are finally off and running here. I think — we look at the number of wounds that would be treatable in the homecare environment and in the hospital environment as relatively equal in Germany. A couple $100,000 in both spots. So, you know, in the ideal, and you would like to see a German homecare business that in aspiration could be as large as the acute business in Germany, you know, another $100 million. I said we would be disappointed if we didn’t get to at least $50 million. I realize that this is going to take some time because the trial is just starting, but I am very encouraged that we got 3 out of 4 lots. Quite honestly, we weren’t sure we would be that successful in doing that, so we got the maximum allowed by law, which was just a huge tribute to KCI Germany. And I am not familiar, Mike, with details of the UK.

Mike Genau - Kinetic Concepts Inc - Global President, Wound Therapy

The UK drug tariff, as I think you read, goes into effect August 1. We think there is 100,000-plus wounds that we will be able to treat in the post-acute space, and so we are very excited about what we have been awarded and what we see to be happening with the post-acute business as we now invest and resource more people there to a treat more patients.

Cathy Burzik - Kinetic Concepts Inc - President and CEO

And you know, that whole situation, just a comment, and we have talked about this a bit in the past, but because there has not been homecare reimbursement particularly in the UK, and because the V.A.C. rental units are so expensive, obviously a $20,000 or so if the person did not bring it back. It is been very difficult to get homecare going in the UK, and the fact that we’ve got Via now, it’s a perfect product for home use in the UK. I am very encouraged about that, and was really pleased that the UK government gave that approval. I thought it was a big tribute to Via.

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Lennox Ketner - Bank of America - Analyst

That’s all very helpful, thank you. And this last one is on competitive bidding. I’m wondering if you could give any update there, I know CMS had mentioned in one of their recent Press Releases and that there is likely to be a delay in the timing in terms of any announcement on round two, so I’m just wondering what you are hearing in your conversations with them in terms of a potential timeline, and any update in terms of whether negative pressure may or may not be included.

Mike Genau - Kinetic Concepts Inc - Global President, Wound Therapy

So, what we have heard, Lennox, is that it looks like end of summer before they’re going to announce the groups in the category for round two. They are still tracking, best we know, for an implementation of July 2013. We are working closely with our team and the government officials to do what we can to see how the NPWT piece will play out in round two.

Cathy Burzik - Kinetic Concepts Inc - President and CEO

And I have a — I did visit with Marilyn Tavenner, the number two person at CMS with Steve Ubl and some of the AdvaMed folks back earlier in the first quarter, and I recently received a very nice letter from CMS and Marilyn saying that they are strongly considering our recommendation around accreditation for NPWT. They have acknowledged the fact that NPWT is a very serious therapy for the home, and are obviously — I think our message, which is not just a KCI message but an industry message, has resonated here that you can’t just randomly bid NPWT based on price. I am encouraged by what I am hearing from CMS. We will see what happens at the end of summer.

Lennox Ketner - Bank of America - Analyst

Okay, so, sorry, end of summer is when they are targeting to announce it, or end of summer is the earliest that they would announce that?

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Earliest.

Mike Genau - Kinetic Concepts Inc - Global President, Wound Therapy

It is the earliest that they would announce the categories in round two.

Lennox Ketner - Bank of America - Analyst

Okay, that’s it, thanks so much. And congratulations again on the deal.

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Thank you Lennox.

Operator

You next question comes from the line of Chris Cooley at Stevens.

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Chris Cooley - Stevens Capital - Analyst

Good morning and thank you for taking my questions. If I may, just going back to the AHS business, some of the accounts that we’ve spent time with, it seems like you’re seeing an extension in the number of days used with V.A.C. Via. Is that a broader market trend and as Via gets adopted over time can that potentially reverse the decline in days we’ve seen historically on the acute care side? And then I had just one other follow-up please, thank you.

Mike Genau - Kinetic Concepts Inc - Global President, Wound Therapy

Chris, this is Mike. Actually, length of therapy has come down just a little bit from about 9.7 to about 9.4 days over quarter, so we are seeing some change there, but the adoption of V.A.C. Via, which as you know gives us 7 days of therapy, is something that is helping us transition and treat more patients. But, we are seeing a slight change in the average length of therapy, overall.

Chris Cooley - Stevens Capital - Analyst

Okay, and then on the new product side, on the AHS front, I haven’t heard you mention Ulta in, I guess, the last couple of quarters. Could you just briefly update us on the status of Ulta as well?

Mike Genau - Kinetic Concepts Inc - Global President, Wound Therapy

Sure, happy to do it. Ulta is a combination of V.A.C. therapy with instillation. What we have heard from surgeons over the years is that the combination of a V.A.C. system with this therapy would be advantageous, as they look to treat more wounds that have infections, especially where there’s hardware from orthopedic procedures. We are in our, what we call our customer preference testing trial right now, which means we have FDA approval, we’re out making sure that the finished manufactured product is meeting the expectations of our customers, and we have the final validation piece before we go live, and we have units that are in Europe and in the US. We fully expect to roll that product out by the end of this year.

Chris Cooley - Stevens Capital - Analyst

Okay, super. And if I could squeeze just one other quick one in as well. Maybe for Lisa, when you think about AlloDerm RTU, do you have sufficient tissue sourcing for that to be able to sell across sterile, freeze-dried and now with the RTU, or is that going to be a product that we should think about as being possibly capacity constrained initially? And thanks for the questions and congratulations on your deal.

Lisa Colleran - Kinetic Concepts Inc - Global President, LifeCell

Thanks very much for that question, and I am happy to answer this question because we actually have a very robust supply of our human tissue, here, actually on site for some time to come. As Marty mentioned, we are actually working on inventory reductions and that even comes in our human tissue supplies. We are very healthy and we expect to have no shortage of either the ready-to-use or the freeze-dried version of AlloDerm.

Cathy Burzik - Kinetic Concepts Inc - President and CEO

Thank you Chris for the questions. I think that will conclude the call for today. I would like to thank all of you for the questions, and have a great day. Thank you.

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FINAL TRANSCRIPT

Jul. 26. 2011 / 12:30PM, KCI - Q2 2011 Kinetic Concepts Inc Earnings Conference Call

Operator

This concludes today’s conference call. You may now disconnect.

Editor

Company Disclaimers

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the proposed acquisition of the Company by investment funds advised by Apax Partners, and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board. In connection with the proposed acquisition, the Company plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The definitive proxy statement will be mailed to shareholders of the Company. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by the Company with the SEC, at the SEC’s web site at www.sec.gov. Free copies of the proxy statement, when it becomes available, and the Company’s other filings with the SEC may also be obtained from the Company by directing a request to Kinetic Concepts, Inc., Attention - Investor Relations, 8023 Vantage Drive, San Antonio, TX 78230, or by calling 210-255-6157.

Participants in Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from the Company’s shareholders in favor of the proposed acquisition. Information regarding the Company’s directors and executive officers is available in its 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011 and definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed acquisition, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents filed with the SEC when they become available.

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